Exhibit 99.1

THORNBURG MORTGAGE REPORTS SECOND QUARTER EPS OF $0.70;
DECLARES $0.68 SECOND QUARTER DIVIDEND

Continues to Generate Consistent Earnings Despite Challenging Environment

➢	Book value reaches $21.09; up 13% year-over-year

➢	Quarterly dividend maintained at $0.68, a 3% increase over prior year

➢	Year-to-date mortgage originations of $2.3 billion, up 11% year-over-year

➢	Total assets increase to $34.5 billion, up 41% over 2Q 2004

➢	Strong credit underscored by 0.08% 60-day plus delinquent loans

     Santa Fe, NM, July 21, 2005 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income for the quarter ended June 30, 2005 of $68.5 million, or $0.70 per common share, as compared to $57.9 million, or $0.71 per common share, for the quarter ended June 30, 2004.

     Simultaneous with the earnings announcement, the company’s Board of Directors declared a second quarter dividend of $0.68 per common share, payable on August 16, 2005 to shareholders of record on August 4, 2005. The ex-dividend date is August 2, 2005. This dividend represents a 3% increase over the year-earlier period and is unchanged from the first quarter of 2005.

     Garrett Thornburg, chairman and chief executive officer, remarked, “The company’s performance during the quarter was strong in spite of the difficult competitive environment facing mortgage portfolio lenders. We continue to weather the Fed’s tightening cycle, and although mortgage spreads in relation to funding costs are tight by historical standards, our net income more than covered the current dividend level. Despite the current uncertainty concerning interest rate increases, our outlook for 2005 remains positive and we are confident in our ability to maintain the current dividend into the foreseeable future.”

     Larry Goldstone, president and chief operating officer, remarked, “The first five months of this year were underscored by tight spreads in the mortgage backed securities (MBS) market and intense competition as a result of overcapacity among mortgage lenders, which drove investment spreads narrower on the origination side of the business. With rate of return opportunities less than what they have been in prior years, we made a strategic decision to slow our rate of growth for much of the first half of this year. This same environment, marked by falling longer-term interest rates and accelerating prepayment expectations, had a positive impact on non-interest income as it provided us with an opportunity to sell $729.2 million of attractively priced MBS that were exposed to increased refinancing activity. The gain on those sales totaled $5.9 million. Additionally, we experienced a $1.8 million improvement (unrealized gain) in the market value of the loans in our pipeline relative to the hedging instruments, resulting in a net gain on ARM assets and hedging instruments of $7.7 million. Moreover, servicing income increased 15% quarter-over-quarter to $2.9 million as a result of continued loan origination growth.”

     Mr. Goldstone continued, “Beginning in May, we witnessed an increased supply of high credit quality mortgage assets and marginally wider spreads. This modest improvement in supply conditions allowed us to issue common and preferred stock and to complete a collateralized debt obligation (CDO) financing late in the second quarter in order to facilitate new asset growth.”

     Mr. Goldstone explained, “During the second quarter, we raised additional common equity in the net amount of $201.4 million through our diverse capital-raising programs. The average net issuing price was $29.17 per share. Our ability to issue these shares at 1.4x our book value made the issuance accretive both to book value and earnings. We also issued an additional 2,525,000 shares of our 8% Series C Cumulative Redeemable Preferred Stock at a price of $25.00 per share. The aggregate net proceeds to the company were $60.6 million, which equates to an effective cost of 8.33%, and provides a cost effective long-term capital alternative to issuing common stock that currently has a dividend yield of approximately 9%.”

     Mr. Goldstone continued, “In late June, we permanently financed an additional $1.6 billion of ARM loans through the issuance of CDOs. Because of the reduced capital requirement related to a CDO transaction, we had the ability to utilize $113 million of freed-up capital, which allowed us to acquire $789 million in additional adjustable-rate mortgage (ARM) assets.”

     Mr. Goldstone noted, “Our efficient capital raising and use of CDOs fueled ARM portfolio growth of 47% year-over-year, and 12% in the second quarter. During the quarter,

we acquired or originated $6.4 billion of new mortgage assets at an average purchase price of 100.9%. We ended the quarter with $33.9 billion of ARM assets that had an unamortized cost basis of 101.0%. This larger asset base should serve to enhance earnings in future periods.”

     Mr. Goldstone concluded, “In this environment of tight mortgage spreads and easing credit standards, we continue to actively manage our exposure to rising interest rates and to limit our credit exposure by focusing only on high credit quality assets. Rather than compromise these core principles, we intend to offset existing competitive pressures by growing our balance sheet and better utilizing our existing capital base given the proven effectiveness of our hedging strategies and our continued high levels of liquidity.”

Origination Activity

     Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “While we saw a slight decline in origination activity quarter-over-quarter due to continued highly competitive pricing and a more aggressive approach to granting credit by other mortgage lenders, year-to-date loan originations were up 11% over the first half of 2004, totaling $2.3 billion at June 30, 2005. Loan originations for the second quarter totaled $1.1 billion.”

     Mr. Badal added, “Because of the range of ARM products available today, we’re finding that borrowers continue to choose ARMs as attractive financing alternatives to 15- and 30-year fixed-rate mortgages. We have seen a shift in product preference from short-term ARMs to intermediate-term hybrid ARMs, most notably those with fixed rate periods ranging from five to ten years, which comprised 90% of our loan pipeline at June 30, 2005. Moreover, our prospects for third quarter closings look very promising. At June 30, 2005, our origination pipeline totaled $677.5 million, up 9% from the first quarter, and at July 20, 2005, it had grown an additional 14% to $771.1 million. We believe we are on track to achieve our 2005 origination target of $4.2 billion.”

     Mr. Badal concluded, “The continued strength of our loan origination business is due, in no small part, to the relationships we’ve developed with intermediaries. Our correspondent relationships have increased 31% year-over-year and we now have 191 correspondent partners across the country, including new entrants in the Midwest and South

Central U.S. Additionally, our newly initiated broker channel is now in its test phase and we are encouraged by the initial response. We also continued to expand our loyal customer base from which we hope to grow our referral business. During the second quarter, our loan servicing portfolio grew 4% to $8.1 billion, and now represents 17,109 customers. Based on current statistics, we are now the 56th largest single-family residential lender in the country.”

     The company’s borrower credit quality remains exceptional. At June 30, 2005, the company’s 60-day plus delinquent loans were only 0.08% of $11.6 billion of securitized and unsecuritized loans, unchanged from the first quarter, but significantly below the industry’s delinquent conventional and prime ARM loan ratios of 1.76% and 0.54%, respectively. The company has not realized a loan loss in the past 14 quarters and since it began acquiring loans in 1997, it has experienced cumulative credit losses of only $174,000. At June 30, 2005, loan loss reserves totaled $10.0 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio.

Second Quarter Results

     The company once again delivered solid quarterly operating results. Net income grew to $68.5 million, up 18% from $57.9 million a year ago, and net interest income grew to $81.0 million, or 9% higher than a year ago. Return on equity for the second quarter was 13.7% compared to 15.6% for the year ago period reflecting higher prepayments and a continued tight spread environment. Book value grew 13% to $21.09 per share, up from $18.74 a year ago. This book value calculation excludes the unrealized market value gain on our ARM loans, which totaled $56.0 million at June 30, 2005 ($0.55 on a per share basis).

     The average portfolio yield during the second quarter increased to 4.28% from 4.19% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 3.44% from 3.25% in the first quarter. This resulted in an average portfolio margin of 1.05% for the quarter compared to 1.13% for the quarter ended March 31, 2005.

     Clarence Simmons, senior executive vice president and chief financial officer, commented, “While a range of factors influence our average portfolio margin, the recent decline can be explained by three principal factors. As discussed earlier, the highly competitive mortgage origination and asset acquisition environment drove spreads on investment opportunities tighter. As a result, matched funded spreads on new assets were narrower than has been true historically. Because of the continued uncertainty of the future level of interest rates, we have maintained our conservative approach to interest rate risk management. At the end of the second quarter, we calculated our duration gap on the hybrid ARMs to be 2.8 months, down from 4.8 months in the first quarter.”

     Mr. Simmons continued, “The decline in longer term interest rates and flattening of the yield curve also accelerated prepayment speeds as a result of lower rates at the long end of the yield curve. The portfolio constant prepayment rate (CPR) averaged 24.6% for the second quarter, up from 20.5% CPR in the previous quarter. This increased refinancing and payoff activity increased our quarterly premium amortization thereby decreasing our portfolio yield.”

     Mr. Simmons concluded, “Finally, the interest rate adjustments on our traditional ARMs, which represent 11.0% of our portfolio, continue to lag those of our funding costs, and will continue to trail short-term rate increases until the Federal Reserve stops raising rates. If these assets had reset at the end of the second quarter, the yield benefit to the entire portfolio would be approximately 9.4 basis points.”

     The company continues to maintain strong credit quality. At June 30, 2005, ARM securities rated AAA or AA comprised 65.2% of ARM assets. Another 32.9% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. An additional 1.0% consisted of “A quality” ARM loans that the company intends to securitize and retain in its portfolio.

     The company will host a dial-in conference call on Friday, July 22, 2005 at 10:30 a.m. EDT, to discuss second quarter results. The teleconference dial-in number is (877) 209-0397. A replay of the call will be available beginning at 2:00 p.m. on July 22, 2005 and ending at 11:59 p.m. on July 29, 2005. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 788938. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com. Presentation materials will be available for download prior to the event at www.thornburgmortgage.com.

     Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock

Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount on shares purchased through the Plan.

     Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $34.5 billion in high quality assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 single-family residential lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

     Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

     Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC report, including its annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

(Amounts in thousands, except per share data)

For Quarters Ended:

	June 30, 2005	June 30, 2004
Interest income from ARM assets and cash equivalents	$331,037	$217,487
Interest expense on borrowed funds	(250,021)	(143,435)

Net interest income	81,016	74,052

Servicing income, net	2,893	1,370
Gain (loss) on ARM assets and hedging instruments, net	7,699	(896)
Hedging expense	—	(149)
Provision for credit losses	(180)	(391)
Management fee	(5,045)	(3,936)
Performance fee	(9,779)	(8,480)
Long-term incentive awards	(3,223)	344
Other operating expenses	(4,851)	(4,015)

NET INCOME	$68,530	$57,899

Net income	$68,530	$57,899
Dividends on Series C preferred stock	(1,414)	—

Net income available to common shareholders	$67,116	$57,899

Earnings per common share:
Net income	$0.70	$0.71

Average number of shares outstanding	96,565	81,373

Dividends declared per common share	$0.68	$0.66

Noninterest expense as a percent of average assets	0.29%	0.28%

THORNBURG MORTGAGE, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

(Amounts in thousands, except per share data)

For Six Months Ended:

	June 30, 2005	June 30, 2004
Interest income from ARM assets and cash equivalents	$639,096	$413,300
Interest expense on borrowed funds	(474,913)	(269,528)

Net interest income	164,183	143,772

Servicing income, net	5,408	2,192
Gain on ARM assets and hedging instruments, net	10,666	2,648
Hedging expense	—	(307)
Provision for credit losses	(589)	(823)
Management fee	(9,751)	(7,563)
Performance fee	(19,814)	(16,814)
Long-term incentive awards	(4,651)	(4,151)
Other operating expenses	(9,466)	(7,692)

NET INCOME	$135,986	$111,262

Net income	$135,986	$111,262
Dividends on Series C preferred stock	(1,514)	—

Net income available to common shareholders	$134,472	$111,262

Earnings per common share:
Net income	$1.42	$1.41

Average number of shares outstanding	94,869	79,002

Dividends declared per common share	$1.36	$1.31

Noninterest expense as a percent of average assets	0.29%	0.28%

THORNBURG MORTGAGE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share data)

	June 30, 2005	December 31, 2004
ASSETS
ARM assets:
ARM securities, net	$22,291,262	$18,656,045
ARM loans:
Securitized ARM loans, net	3,785,545	2,899,985
ARM loans collateralizing CDOs, net	7,473,032	6,720,810
ARM loans held for securitization, net	327,972	466,221

ARM loans	11,586,549	10,087,016

ARM assets	33,877,811	28,743,061

Cash and cash equivalents	170,745	112,622
Restricted cash and cash equivalents	33,794	30,737
Hedging instruments	225,517	144,230
Accrued interest receivable	165,370	118,273
Prepaid expenses and other	56,021	40,695

	$34,529,258	$29,189,618

LIABILITIES
Reverse repurchase agreements	$19,430,541	$14,248,939
Asset-backed commercial paper	4,990,000	4,905,000
CDOs	7,348,895	6,623,641
Whole loan financing facilities	29,573	285,555
Hedging instruments	49,449	26,027
Senior notes	304,231	304,173
Payable for securities purchased	1,868	815,915
Accrued interest payable	67,915	44,109
Dividends payable	1,885	62,495
Accrued expenses and other	54,548	84,580

	32,278,905	27,400,434

SHAREHOLDERS’ EQUITY
Preferred stock: par value $0.01 per share; 8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $113,125, 7,230,000 and 0 shares authorized, 4,525,000 and 0 shares issued and outstanding, respectively	108,978	—
Common stock: par value $0.01 per share; 492,748,000 and 499,978,000 shares authorized, 101,544,000 and 91,904,000 shares issued and outstanding, respectively	1,015	919
Additional paid-in-capital	2,149,281	1,872,487
Accumulated other comprehensive loss	(84,951)	(90,715)
Retained earnings	76,030	6,493

	2,250,353	1,789,184

	$34,529,258	$29,189,618